Exhibit 35.1
TRIAD FINANCIAL CORPORATION
ANNUAL COMPLIANCE CERTIFICATE
PURSUANT TO SECTION 4.10(a) OF THE SALE AND SERVICING AGREEMENT
AND ITEM 1123 OF REGULATION AB
     I, Mike L. Wilhelms, do hereby certify that I am the Senior Vice President and CFO of Triad Financial Corporation, a California corporation (the “Company”), and further certify on behalf of the Company in its capacity as servicer (the “Servicer” and “Custodian”) under the Sale and Servicing Agreement (the “Agreement”) dated as of October 18, 2006 among the Servicer and Custodian, Triad Financial Special Purpose LLC as Depositor, Citibank, N.A. as Backup Servicer and Indenture Trustee and Triad Automobile Receivables Trust 2006-C as Issuer as follows:
            (a) A review of the Servicer’s activities during the period from October 18, 2006 (the date of issuance of the Triad Automobile Receivables Trust 2006-C) through December 31, 2006 (the “Reporting Period”) and of its performance under the Agreement has been made under my supervision;
            (b) To the best of my knowledge, based upon such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.
     This certificate is delivered in accordance with Section 4.10(a) of the Agreement and is effective as of December 31, 2006.
Date: March 30, 2007
Triad Financial Corporation

/s/ Mike L. Wilhelms Mike L. Wilhelms
Senior Vice President and CFO